Exhibit 10.20

10th February 2006

ROWLANDSON PROPERTIES LIMITED

and

SPESCOM SOFTWARE LIMITED

LEASE

of First Floor offices Woolbrook House

Crabtree Office Village, Egham, Surrey

CONTENTS

1.	PARTICULARS	3
2.	DEFINITIONS AND INTERPRETATION	4
3.	DEMISE	11
4.	TENANT’S COVENANTS	11
5.	LANDLORD’S COVENANTS	26
6.	INSURANCE	27
7.	PROVISOS	32
8.	LANDLORD AND TENANT ACT 1954	36
9.	LANDLORD AND TENANT (COVENANTS) ACT 1995	36
10.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	36
11.	TENANT’S BREAK OPTION	36
RIGHTS SCHEDULE		37
EXCEPTIONS SCHEDULE		38
SERVICE CHARGE SCHEDULE		40
REGULATIONS SCHEDULE		45
AUTHORISED GUARANTEE AGREEMENT SCHEDULE		46

LAND REGISTRY

Title Number:	SY584153

Administrative Area:	Egham, Surrey

LEASE DATED	10th February 2006

1.      PARTICULARS

1.1 “Building”	the land and building known as Woolbrook House on the Landlord’s Estate shown edged blue on Plan 1

1.2 “Contractual Term”	Five (5) years commencing on10th February 2006

1.3 “Rent”	means the sum of £45,360 per annum (exclusive of Vat)

1.4 “Interest Rates”

3% (three per cent) per annum above the base rate of Lloyds TSB Bank plc or such other bank (being a member of the Committee of London and Scottish Bankers) as the Landlord may from time to time nominate in writing and “interest” means interest during the period the date on which payment is due to the date of payment both before and after any judgement at the Interest Rate then prevailing from time to time

1.5 “Landlord”	ROWLANDSON PROPERTIES LIMITED (CRN 00805589) whose registered office is at Graham House 7 Wyllyotts Place, Potters Bar, Herts EN6 2JD

1.6 “Permitted User”	use as high class offices within use class B1 of the 1987 UCO

1.7 “Possession Date”	10th February 2006

1.8 “Premises”	the first floor of the Building (other any Common Parts of the Building)

1.9 “Rent Commencement Date”	10th August 2006

1.10 “Tenant”	SPESCOM SOFTWARE LIMITED (CRN 02253256) whose registered office is at 53-55 Uxbridge Road Ealing, London, W5 5SA

2.      DEFINITIONS AND INTERPRETATION

2.1         In this Lease the following words and expressions shall unless otherwise stated have the following meanings: -

“1925 LPA”	the Law of Property Act 1925

“1954 Act”	the Landlord and Tenant Act 1954

“1986 Act”	the Insolvency Act 1986

“1987 UCO”	the Town and Country Planning (Use Classes) Order 1987 as amended by the Town and Country Planning (Use Classes) (Amendment) (England) Order 2005

“1995 Act”	the Landlord and Tenant (Covenants) Act 1995

“2003 RRO”	the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003

“Authorised Guarantee Agreement”	an agreement in the form set out in the schedule entitled “Authorised Guarantee Agreement Schedule” or in such other form as the Landlord shall require

“Common Parts of the Building”

means in relation to the Building the entrance, lobbies, halls, stairways, landings, corridors, lifts, refuse areas, internal and external fire escape, other internal areas of the Building other than the Premises and the other offices within the Building which are let or intended for letting;

“Estate Common Parts”

means in relation to the Landlord’s Estate (but excluding the Building) such entrances passages fire escape ways service roads service yards forecourts and other areas from time to time provided for the common use of tenants occupiers visitors or any of them but excluding any such other areas or car park areas which are from time to time designated by the Landlord for use by individual tenants

“Company”	a company firm or unincorporated association

“Conducting Media”	all pipes sewers drains mains ducts conduits gutters watercourses wires cables channels flues and all other conducting media and includes any fixings louvres cowls and other ancillary apparatus

“Development”	has the meaning given by Section 55 of the Town and Country Planning Act 1990

“Exceptions”	the rights excepted reserved or re-granted to the Landlord set out in the schedule entitled “Exceptions Schedule”

“Facilities”

such systems and facilities as may from time to time be provided for the amenity of the Landlord’s Estate including (but not limited to) security and surveillance systems fire alarm and prevention equipment and communication facilities

“Group Company”

a company that is a member of the same group as the Landlord or the Tenant (as the case may require) within the meaning of section 42 of the 1954 Act in the form of that section as it exists at the date of this Lease

“Guarantor”	any guarantors who enter into covenants with the Landlord pursuant to this Lease

“Insurance Rent”	the amounts payable by the Tenant to the Landlord pursuant to clause 6.2

“Landlord”	includes where the context so admits the person from time to time entitled to the reversion immediately expectant on the determination of the Term

“Landlord’s Estate”	the Crabtree Office Village, Egham, Surrey as the same is registered at HM Land Registry under title number SY584153

“Landlord’s Surveyor”

any person or firm appointed by the Landlord to perform any of the functions of the surveyor under this Lease (including an employee of the Landlord or a company that is a Group Company of the Landlord and including also the person or firm appointed by the Landlord to collect the Rents)

“Plan”	the plan annexed and where there are more than one marked accordingly

“Planning Acts”

the 1987 UCO the Town and Country Planning Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 the Planning and Compulsory Purchase Act 2004

“Premises”	includes:- (a) all additions and improvements to the Premises

(b)           all the Landlord’s fixtures and fittings and all other fixtures of every kind which shall from time to time be in or upon the Premises (whether originally affixed or fastened to or upon the Premises or otherwise) except any trade fixtures installed by the Tenant which can be removed from the Premises without causing any damage to the Premises but for the avoidance of doubt no areas outside the boundaries of the walls floor and the ceiling are included in the Premises (without prejudice to any rights expressly granted to the Tenant under this Lease)

(c)           the internal faces (including the plaster paint and other decorative finishes but not any other part) of the walls which enclose the Premises and of the walls within the Premises

(d)           the screed and finish (but not any other part) of the floors within the Premises and all carpets therein

(e)           the internal faces (including the tiles plaster paint and other decorative finishes but not any other part) of the ceilings of the Premises and all light fittings therein

(f)            all windows window frames and all glass in the windows within the Premises

(g)           all doors door furniture door frames and glass in such doors within the Premises

(h)           all Conducting Media and Facilities but only to the extent that they are within and exclusively serve the Premises

“Regulations”

the regulations set out in the schedule entitled “Regulations Schedule” or such other reasonable regulations and rules as shall be published from time to time in addition to or in substitution for those regulations but in the event of a conflict between the express terms of this Lease and the said regulations the terms of this Lease shall prevail

“Rents”	means the Rent the Insurance Rent the Service Charge

“Retained Property”

all parts of the Landlord’s Estate which are not from time to time Units including but not limited to:-

(a)   the Common Parts and the Common Parts of the Building

(b)   Conducting Media and Facilities within or serving the Landlord’s Estate except those within and exclusively serving a Unit

(c)   the boundary walls and fences of the Landlord’s Estate

“Rights”	the rights granted to the Tenant set out in the schedule entitled “Rights Schedule”

“Service Charge”	the sums payable by the Tenant in accordance with the Service Charge Provisions

“Service Charge Provisions”	the provisions set out in the schedule entitled “Service Charge Schedule”

“Specified Proportion”	means a fair and reasonable proportion but subject as provided in the Service Charge Schedule

“Structural Parts”	means all parts of the Building other than the Common Parts of the Building and the Premises.

“Tenant”	includes where the context so admits the Tenant’s successors in title

“Term”	means the Contractual Term

“Terminating Event”	any of the events specified in clause 7.2

“Title Matters”	the matters set out in the schedule entitled “Title Matters Schedule”

“Unit”

means an individual unit of accommodation that is let or otherwise exclusively occupied or designed or intended for letting or exclusive occupation otherwise than in connection with management of the Landlord’s Estate

2.2         Interpretation

In this Lease unless the context otherwise requires the following rules of interpretation shall apply: -

2.2.1           the singular includes the plural and vice versa

2.2.2           any gender includes any other gender

2.2.3           references to the Particulars any recitals clauses Schedules plans and paragraphs are to any in this Lease

2.2.4           references to persons or bodies includes natural persons companies corporations unincorporated associations organisations partnerships trusts governments states and foundations

2.2.5           the Particulars schedules plans and any annexures form part of this Lease and are deemed to be incorporated in it

2.2.6           the headings are for convenience only and do not affect the interpretation of this Lease

2.2.7           references to a statutory provision include any modification re-enactment continuation or extension to it and all subordinate legislation from time to time in force

2.2.8           references to any property (whether or not expressly defined) in this Lease include each and every part of it unless otherwise specifically stated

2.2.9           all obligations and liabilities of a party to this Lease are joint and several obligations and liabilities and (subject to the restrictions set out in the 1995 Act) are deemed to be given on the part also of their successors in title and assigns and where a party comprises more than one person the release of one or more of them shall not release the others

2.2.10         references to this Lease include any documents supplemental or ancillary to it including the Authorised Guarantee Agreement (if any)

2.2.11         any reference to “the last year of the Term” includes reference to the last year of the Term if the Term shall determine otherwise than by effluxion of time and any reference to “the expiration of the Term” includes reference to such other determination of the Term

2.2.12         all rights granted or reserved to and all covenants and indemnities in favour of a Landlord are deemed (where appropriate) to be reserved to the Landlord and all others lawfully authorised by any of them from time to time

2.2.13         an obligation on a party not to do or omit to do something includes an obligation not to allow something to be done or omitted to be done by any person with its implied or express authority or under its implied or express control

2.2.14         the term “parties” or “party” mean the Landlord and/or the Tenant

2.2.15         where the consent or approval of the Landlord is required-

(a)     it shall be in such form as the Landlord requires

(b)    it shall be subject to any relevant provisions set out in the Lease

(c)     it is deemed to be required also of any superior landlord or other persons whose consent may be required in the circumstances from time to time and the Landlord shall be deemed to be acting reasonably if it withholds its consent or makes it subject to conditions if the consent of the superior landlord or other persons is refused or made subject to any conditions provided reasonable steps are taken by the Landlord to obtain such consent

2.2.16         references to obligations shall include all covenants conditions stipulations provisos agreements provisions and other matters contained or referred to in this Lease and references to failure to comply with such obligations shall include any breach non-performance non-observance or other default in relation to any of them

2.2.17         references to VAT are to Value Added Tax and unless otherwise stated all references to rent and other sums payable in this Lease are exclusive of VAT

3.      DEMISE

The Landlord demises to the Tenant the Premises together with the Rights excepting and reserving to the Landlord the Exceptions to hold the Premises to the Tenant for the Contractual Term subject to the Title Matters yielding and paying to the Landlord without any deduction as rent:-

3.1         the Rent payable by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year (any necessary apportionment being made according to the number of days in the period relative to 365 days) the first such payment being a proportionate sum in respect of the period commencing on (and including) the Rent Commencement Date to the day before the quarter day next following the Rent Commencement Date to be made on the date of this Lease

3.2         within fourteen (14) days of written demand the Insurance Rent and

3.3         the Service Charge on the dates and in the manner set out in this Lease

4.      TENANT’S COVENANTS

The Tenant covenants with the Landlord: -

4.1         Rent

To pay the Rents on the days and in the manner set out in this Lease and not to exercise or seek to exercise any right or claim to withhold any of the Rents or any right or claim to equitable set-off other than any required to be made in law and if so required in writing by the Landlord to make such payments by banker’s order standing order or any other means for the transmission of money to any bank and account in the United Kingdom that the Landlord may from time to time nominate

4.2         Outgoings and VAT

To pay and to indemnify the Landlord against:

4.2.1           all rates taxes assessments duties charges impositions and outgoings which are now or during the Term shall be charged assessed or imposed upon the Premises or upon the owner or occupier of them (but excluding any payable by the Landlord as a result of the receipt of the Rents or of any disposition of or dealing with or the ownership of any interest reversionary to the interest created by this Lease)

4.2.2           the proportion properly attributable to the Premises of any such outgoings as are specified in the immediately preceding sub-clause and which may be payable in respect of any property of which the Premises form part such proportion to be fairly and properly determined by the Landlord’s Surveyor on a basis which shall be disclosed to the Tenant in writing upon written request and

4.2.3           VAT which is chargeable in respect of any payment made by the Tenant or any supply made by the Landlord under any of the terms of or in connection with this Lease subject to the Landlord providing a VAT invoice in respect of that supply

4.2.4           If the Landlord has an option whether or not to charge VAT the Tenant irrevocably consents to the free exercise of that option by the Landlord to the extent from time to time permitted by law

4.3         Interest on arrears

4.3.1           If the Tenant shall fail to pay the Rent sum due to the Landlord under this Lease on the due date (whether formally demanded or not) or any other sum within fourteen (14) days of written demand the Tenant shall pay to the Landlord interest on the Rents or other sum from the date when they were due to the date on which they are paid

4.4         Electricity gas and other services consumed

To pay to the suppliers and to indemnify the Landlord against all charges for electricity gas and other services consumed or used at or in relation to the Premises (including standing charges and meter rents)

4.5         Repair cleaning decorating dilapidations etc

4.5.1           To repair the Premises and to keep the same in tenantable repair and condition excepting damage caused by any risk against which the Landlord has insured in accordance with its obligations under this Lease (other than where payment of the insurance moneys is refused in whole or in part by reason of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant’s authority)

4.5.2           In the last year of the Term to redecorate the interior of the Premises in a good and workmanlike manner and with appropriate materials of a good and substantial quality to the reasonable satisfaction of the Landlord’s Surveyor (any change in the tints colours and patterns of such decoration to be first approved by the Landlord such approval not to be unreasonably withheld or delayed)

4.5.3           To keep the Premises clean and tidy

4.6         Plant and machinery

4.6.1           To keep all plant machinery apparatus and equipment in and exclusively serving the Premises in good working order and condition and for that purpose:

(a)     to enter into and at all times to keep on foot and observe the obligations of the Tenant under contracts with reputable contractors (such contractors to be first approved in writing by the Landlord such approval not to be unreasonably withheld or delayed) for the periodic and regular inspection servicing and maintenance of the said plant machinery apparatus and equipment

(b)    to produce to the Landlord on demand from time to time such contracts as are then current

(c)     to renew or replace from time to time such of the plant machinery apparatus and equipment in the Premises which in the opinion of the Landlord’s Surveyor may be or become at any time during or at the expiration of the Term in need of such renewal or replacement with new plant machinery apparatus and equipment (as the case may be) of a substantially similar kind and quality

(d)    to ensure that such plant machinery apparatus and equipment is properly operated maintained and serviced

4.6.2           Not to install keep or use in or upon the Premises any machinery equipment or apparatus whose use is likely to cause or in fact causes:-

(a)     damage to the Premises or

(b)    noise or vibration which can be heard or felt outside the Premises or which is likely to annoy or disturb the owners and/or occupiers of any property adjoining or near to the Premises and to ensure (by directions to staff and otherwise) that all machinery equipment and apparatus in or upon the Premises is properly operated so as to minimise noise and vibration

4.6.3           Not to bring on to or keep or maintain in or on the Premises any article or thing which is or might become dangerous offensive combustible inflammable radioactive or explosive unless the prior written consent of the Landlord shall first have been obtained

4.6.4           Not to discharge into any of the Conducting Media serving the Premises:

(a)     any oil or grease or any noxious objectionable dangerous deleterious poisonous or explosive matter or substance

(b)    any matter or substance of a kind likely to (or which does in fact) contaminate or pollute the water of any stream or river

4.6.5           To take all reasonable measures to ensure that any matter or substance discharged into any of the Conducting Media serving the Premises will not be corrosive or otherwise harmful to or cause any obstruction or deposit in the Conducting Media or the drainage system

4.6.6           Without prejudice to any other provision of this Lease to comply with the provisions of all statutes from time to time in force relating to atmospheric or other forms of pollution

4.7         Access of Landlord and notice to repair

To permit the Landlord with or without materials and appliances to enter and remain upon the Premises in order to exercise the Exceptions PROVIDED THAT the Landlord exercising any right of entry granted or reserved under this Lease must:-

4.7.1           give reasonable prior notice to the Tenant (save in the case of emergency);

4.7.2           exercise the right in a manner which causes as little damage and inconvenience as is practicable in the circumstances and with as little interruption or interference with the Tenant’s business as is reasonably practicable and

4.7.3           make good any physical damage thereby caused as soon as is reasonably practicable to the Tenant’s reasonable satisfaction

4.8         Immediately to repair cleanse maintain and paint the Premises or otherwise make good and remedy any breaches of the covenants on the part of the Tenant in this Lease specified in a notice served by the Landlord on the Tenant and if the Tenant shall fail to comply with such notice the Landlord shall have the right (but shall not be obliged) to enter the Premises and carry out or procure that there shall be carried out all or any of the works referred to in such notice and all related costs and expenses shall be paid by the Tenant to the Landlord on demand and in default of payment shall be recoverable by the Landlord as rent in arrears

4.9         Waste and alterations

4.9.1           Not to unite the Premises with any adjoining premises nor make any alteration or addition to the Premises save for internal non-structural alterations as permitted by the following provisions of this clause

4.9.2           Not to make any internal non-structural alterations to the Building without:

(a)     obtaining and complying with all necessary consents of any competent authority and paying all charges of any such authority in respect of such consents

(b)    making an application to the Landlord supported by drawings and where appropriate a specification

(c)     entering into such covenants as the Landlord may reasonably require as to the execution and reinstatement of the alterations

(d)    the prior consent of the Landlord (such consent not to be unreasonably withheld or delayed)

4.9.3           At the expiration of the Term if so requested by the Landlord (acting reasonably) to remove any additions alterations or improvements made to the Premises during the Term and to make good any part or parts of the Premises which may be damaged by such removal to the Landlord’s reasonable satisfaction

4.9.4           Not to make any alteration addition or connection with any Conducting Media that serve the Premises otherwise than in accordance with plans and specifications first approved by the Landlord (such approval not to be unreasonably withheld or delayed subject to consent to make such connection having previously been obtained from the relevant statutory authority or undertaker)

4.10      Aerials signs and advertisements

At all times to display and maintain a suitable sign showing the Tenant’s trading name of a size and kind and location  approved by the Landlord but otherwise not to affix to or exhibit in on or from the Premises so as to be visible from outside the Premises any aerial placard sign notice fascia board or advertisement except any sign permitted by virtue of any consent given by the Landlord pursuant to a covenant in this Lease

4.11      Alienation

4.11.1         Not by assignment underletting or otherwise nor by any means whereby the Premises may be held on trust to permit the Premises or any part of them to be occupied by or in any way vested in any person firm corporation or other body or entity which is or may become entitled to claim immunity or exemption in relation to compliance with any obligations in this Lease whether by reason of diplomatic or sovereign immunity or otherwise howsoever nor by any means whatsoever to permit the Premises or any part of them to be held on trust for or by any person body or corporation

4.11.2         Not to assign or charge part only (as distinct from the whole) of the Premises nor except as permitted under this clause 4.11 to assign the whole of the Premises

4.11.3         Not to assign the whole of the Premises unless:-

(a)     the intended assignee shall have first covenanted with the Landlord to pay the Rents and comply with the obligations on the part of the Tenant in this Lease

(b)    such persons as the Landlord shall approve shall have given a covenant in favour of the Landlord in such form as the Landlord may require (if the Landlord shall so require)

(c)     the Tenant shall have first entered into the Authorised Guarantee Agreement (if the Landlord shall require)

4.11.4         If the Tenant shall desire to assign the whole of the Premises and:-

(a)     shall provide the Landlord with such information about and references as to the status of the intended assignee as it shall reasonably require

(b)    at the date such consent is requested none of the Rents are in arrears then the Tenant may (subject to compliance with this clause 4.11) assign the whole of the Premises with the prior written consent of the Landlord

4.11.5         Not to underlet the whole of the Premises

(a)     without procuring that the underlessee has first entered into direct covenants under seal with the Landlord in the following terms:-

(i)           not to assign or charge any part or parts (as distinct from the whole) of the Premises so underlet

(ii)          not to part with or share possession or occupation of the whole or any part of the Premises so underlet otherwise than by way of an assignment of the whole

(iii)         not to assign or charge the whole of the premises to be underlet to it otherwise than with the prior written consent of the Landlord such consent not to be unreasonably withheld

(iv)         to comply with the obligations on the part of the Tenant in this Lease (so far as the same are applicable to the premises to be sub-demised)

(v)          to comply with the obligations on its part in the underlease to be granted to it

(b)    otherwise than by means of an underlease the form of which shall first have been approved by the Landlord and without the Landlord being satisfied that if completed such underlease would comply with the terms of this clause and which:-

(i)           is for a term first approved by the Landlord

(ii)          provides for the rent reserved by the underlease to be payable in advance on the days on which the Rent is payable under this Lease

(iii)         incorporates such provisions as are necessary to ensure that such underlease is in all respects consistent with the provisions of this Lease

(iv)         does not contain any matter which would contravene or if entered into would be likely to give rise to a contravention of any matter in this Lease

(v)          is on terms that the permitted underlease shall by notice from the Tenant as required by section 38A (3)(a) of the 1954 Act (as amended by the 2003 RRO) and by a declaration from the underlessee and any guarantor satisfying the requirements of Schedule 2 of the 2003 RRO be excluded from the provisions of sections 24 to 28 of the 1954 Act

(c)     for a fine or premium and at a rent which is less than the then open market rental value of the Premises

(d)    subject to compliance with the foregoing) without the prior written consent of the Landlord such consent not to be unreasonably withheld

4.11.6         Not to underlet any part only of the Premises (as distinct from the whole of them)

4.11.7         In relation to every permitted underletting:-

(a)     not at any time either expressly or by implication to waive any non-compliance with any of the obligations in any underlease subordinate to this Lease

(b)    not without the prior approval of the Landlord to vary the terms of or accept a surrender of any underlease

(c)     to enforce the obligations made in favour of the Tenant by any underlessee whether in a lease or otherwise

(d)    to procure that the rent reserved by any underlease shall not be commuted or payable more than one quarter in advance provided that the Landlord’s approval specified in this sub-clause shall not be unreasonably withheld

4.11.8

(a)     not (otherwise than by an assignment or underletting permitted by this Lease) to part with or share possession or occupation of the whole or any part of the Premises provided that the Tenant may share occupation of the Premises or any part of them with any Group Company

(b)    The conditions referred to in the proviso to the immediately preceding sub-clause are:

(i)           that before any Group Company takes occupation the Tenant shall first give details to the Landlord of the identity of the Group Company and of its relationship to the Tenant

(ii)          that no such Group Company shall at any time have or enjoy exclusive possession or occupation of the Premises or any part of them or have or acquire any interest or right in or in respect of the Premises

(iii)         that this permission for any Group Company to occupy in accordance with this sub-clause shall cease immediately upon such Group Company ceasing to be a Group Company and the Tenant shall immediately procure that the Group Company shall vacate the Premises

4.12      Registration

Within 28 days of any assignment charge or of any other transmission or devolution affecting the Tenant’s interest in the Premises to supply particulars of it to the Landlord’s solicitor and to produce for registration with the Landlord’s solicitor the relevant deed or document (if any) or a certified copy of it and to pay the Landlord’s solicitor’s reasonable charges for noting such particulars and/or registering such deed or document of £30.00 (thirty pounds)

4.13      Statutory Obligations

4.13.1         At the Tenant’s own expense to execute all works and provide and maintain all arrangements upon or in respect of the Premises that are required in order to comply with the requirements of any statute (already or in the future to be passed) or of any government department local authority other public or competent authority or court of competent jurisdiction unless such requirements are imposed directly upon the Landlord.

4.13.2         Not to do in or near the Premises any act or thing by reason of which the Landlord may under any statute incur have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses

4.13.3         Without prejudice to the generality of the above to comply in all respects with the provisions of any statutes and any other obligations imposed by law applicable to the Premises or the carrying on of the Tenant’s trade or business for the time being carried on at the Premises

4.13.4         At all times to display and maintain on the Premises all notices which the Landlord may from time to time reasonably require to be displayed in relation to any duty towards third parties imposed on the Landlord by statute or at common law

4.13.5         At the end or sooner determination of the Term, if so requested in writing by the Landlord, to deliver to the Landlord all records assessments plans surveys and related correspondence it has been required to maintain or has maintained under any statute specifically relating to the Premises

4.14      Statutory notices etc

To give full particulars to the Landlord of any notice direction order or proposal for the same affecting the Premises made given or issued to the Tenant by any local or public authority within a reasonable period of time and if so required by the Landlord to produce it to the Landlord and without delay to take all necessary steps to comply with any such notice direction or order and at the request and cost of the Landlord (save that where such notice arises as a consequence of a breach by the Tenant of any of the covenants on its part set out in the Lease in which case at the cost of the Tenant) to make or join with the Landlord in making such objection or representation against or in respect of any such notice direction order or proposal as the Landlord shall deem expedient

4.15      The Planning Acts

4.15.1         Without prejudice to the generality of the Tenant’s other obligations in this Lease to comply with statutes not to commit any breach of planning control (such term to be construed as it is used in the Planning Acts) and to comply with the provisions and requirements of the Planning Acts that affect the Premises whether as to their use or otherwise and to indemnify and keep the Landlord indemnified against all liability whatsoever including costs and expenses in respect of any contravention of the Planning Acts

4.15.2         At the expense of the Tenant to obtain all such planning permissions and to serve all such notices as may be required for the carrying out or commencement of any operations or user on the Premises which may constitute Development provided that no application for planning permission shall be made without the previous consent of the Landlord (such consent not to be unreasonably withheld or delayed in the case where

(a)     the application for the implementation of such planning permission will not create or give rise to any tax or other fiscal liability on the Landlord and

(b)    all other necessary consents and approvals of the Landlord to the Development in question have been obtained under any other provision of this Lease)

4.15.3         Subject only to any statutory direction to the contrary to pay and satisfy any charge or levy that may from time to time be imposed under the Planning Acts in respect of the carrying out or maintenance of any operations or the commencement or continuance of any user under this Lease

4.15.4         Notwithstanding any consent which may be granted by the Landlord under this Lease not to carry out or make any alteration or addition to the Premises or any change of use until:

(a)     all necessary notices under the Planning Acts have been served and copies produced to the Landlord

(b)    all necessary planning permissions under the Planning Acts have been obtained and produced to the Landlord and

(c)     the Landlord has acknowledged that every necessary planning permission is acceptable to it the Landlord being only entitled to refuse to acknowledge its acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would in the reasonable opinion of the Landlord’s Surveyor be (or be likely to be) prejudicial to the Landlord’s interest in the Premises whether during or following the expiration of the Term (but such acknowledgement shall otherwise not be unreasonably withheld or delayed)

4.15.5         Unless the Landlord shall otherwise direct to carry out and complete before the expiration of the Contractual Term:

(a)     any works stipulated to be carried out to the Premises by a date subsequent to such expiration as a condition of any planning permission granted for any Development begun upon the Premises before the expiration of the Contractual Term and

(b)    any Development begun upon the Premises before the expiration of the Contractual Term

4.15.6         In any case where a planning permission is granted subject to conditions and the Landlord reasonably so requires to provide security in a form acceptable to the Landlord for the compliance with such conditions and not to implement any such planning permission until such security has been provided

4.16      Defective Premises etc

To give written notice to the Landlord, where the Tenant becomes aware of the same, of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 or otherwise

4.17      Indemnities

Subject to the availability of insurance towards which the Tenant has made a contribution to be responsible for and to keep the Landlord fully indemnified against all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of any failure by the Tenant to comply with its obligations in this Lease

4.18      Landlord’s costs

To pay to the Landlord all reasonable costs fees charges disbursements and expenses properly incurred by the Landlord (including without limitation any such payable to counsel solicitors surveyors and bailiffs or any mortgagee of the Premises which are reasonably incurred and properly payable by the Landlord) in relation to:

4.18.1         every application made by the Tenant for a consent or licence required by the provisions of this Lease whether such consent or licence is granted or refused or proffered subject to any qualification or condition or the application is withdrawn but not where such consent is unreasonably withheld or delayed

4.18.2         the preparation and service of a notice under section 146 of the 1925 LPA or incurred by or in contemplation of proceedings under sections 146 or 147 of the 1925 LPA notwithstanding that forfeiture is avoided otherwise than by relief granted by the court

4.18.3         the recovery or attempted recovery of arrears of any Rents or other sums due from the Tenant and

4.18.4         any steps taken in contemplation of or in connection with the preparation and service of a schedule of dilapidations during or after the expiration of the Term

4.19      Reletting boards

To permit the Landlord at any reasonable time during the last three months of the Contractual Term to enter upon the Premises and affix and retain upon the Premises a notice for reletting the Premises and during such period to permit persons with the written authority of the Landlord or its agent at reasonable times to view the Premises but only on the terms set in clause 4.7.

4.20      Encroachments

4.20.1         Not to stop up darken or obstruct any windows or light belonging to the Building

4.20.2         To take all reasonable steps to prevent any new window light opening doorway path passage pipe or other encroachment or easement being made or acquired in against out of or upon the Premises and to notify the Landlord immediately if any such encroachment or easement shall to the Tenant’s knowledge be made or acquired (or attempted to be made or acquired) and at the request of the Landlord to adopt such means as shall reasonably be required to prevent such encroachment or the acquisition of any such easement

4.21      Yield up

At the expiration of the Term:

4.21.1         quietly to yield up the Premises to the Landlord in the state of repair and condition required by this Lease PROVIDED THAT the Tenant shall not be obliged at the end of the Term to replace the carpets within the Premises unless they are damaged beyond economic repair; and

4.21.2         to give up all keys of the Premises to the Landlord

4.22      Keyholders

To ensure that at all times the Landlord has written notice of the name home address and home telephone number of at least two persons who hold the keys of the Premises

4.23      Sale of reversion etc

To permit upon reasonable notice at any time during the Term prospective purchasers of or agents instructed in connection with the sale of the Landlord’s reversion or of any other interest superior to the Term to view the Premises without interruption provided they are authorised in writing by the Landlord or (in the case of prospective purchasers) by the agents but only on the terms set in clause 4.7.

4.24      Nuisance etc and residential restrictions

Not to do or allow to remain upon the Premises anything which may be or become or cause a nuisance annoyance disturbance inconvenience injury or damage to the Landlord or its tenants or the owners or occupiers of adjacent or neighbouring premises

4.25       Use

4.25.1         Not to use the Premises otherwise than for the Permitted Use

4.25.2         Not to leave the Premises continuously unoccupied for more than one month

4.26      Prohibited Users

4.26.1         Not to use the Premises or any part of them for any public meeting public exhibition or public entertainment nor for any noxious noisy or offensive trade business manufacture or occupation whatsoever nor for any illegal or immoral purpose nor for residential or sleeping purposes

4.26.2         Not to use the Premises or any part of them for any gambling gaming or betting or as a betting office or as a club or for the sale of beer wines spirits and not to hold any auction on the Premises

4.27      Adjoining Property

To permit the Landlord and the lessees or occupiers of any adjoining property belonging to the Landlord (including but not limited to the Retained Property) if authorised in writing by the Landlord with or without servants agents contractors licensees and workmen at all reasonable times to enter upon the Premises with all necessary appliances:-

4.27.1         To execute repairs alterations painting redecorations or other works such adjoining property which cannot otherwise be conveniently effected

4.27.2         For the purpose of constructing connecting into repairing cleansing emptying or maintaining any sewers watercourses drains gutters waterpipes electric wires or gas pipes in or under the Premises in connection with or for the accommodation of such adjoining property

And for all reasonable purposes in connection with the Development of adjoining sites belonging to the Landlord but only on the terms set in clause 4.7.

4.28      New Guarantor

If at any time during the Term there occurs in relation to any Guarantor (or where the Guarantor comprises more than one person in relation to any such persons) a Terminating Event:

4.28.1         immediately to give notice in writing to the Landlord of the Terminating Event

4.28.2         upon request from the Landlord at any time after the Terminating Event (but not more than three calendar months after the giving of the notice in accordance with clause 4.28.1 to procure at the Tenant’s expense within twenty-eight days after being requested by the Landlord that some other person acceptable to the Landlord (such acceptance not to be unreasonably withheld or delayed) enters into direct covenants with the Landlord in the form of the Guarantor’s covenants as at the date of the Terminating Event

4.29      Landlord’s Exceptions

To permit the Landlord at all times during the Term to exercise without interruption or interference the Exceptions

4.30      To comply with Title Matters

To comply with all obligations contained or referred to in the Title Matters insofar as they relate to the Premises or the Rights

5.      LANDLORD’S COVENANTS

The Landlord covenants with the Tenant as follows: -

5.1         Quiet enjoyment

The Tenant shall and may peaceably and quietly hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord

5.2         Services

5.2.1           The Landlord shall provide those services and supplies and carry out the functions referred to in the Service Charge Provisions -

5.2.2           The Landlord will have no liability to the Tenant for any failure to provide a Service due to damage breakdown inclement weather shortage of fuel or water or any other cause beyond the Landlord’s reasonable control (although the Landlord will then take all reasonable steps to restore such Service or provide an alternative Service as soon as reasonably practicable)

6.      INSURANCE

6.1         Landlord’s Covenant to insure and reinstate etc

6.1.1           The Landlord covenants with the Tenant to insure the Premises in such substantial and reputable insurance office or with such underwriters and through such agency as the Landlord may from time to time decide for the following sums namely

(a)     an amount equal to such sum as the Landlord shall at reasonable determine to be the full cost of rebuilding and reinstating the Premises in the event of its total destruction including architects’ surveyors’ and other professional fees payable upon any application for planning permission or other permit or consent that may be required in relation to such rebuilding or reinstatement including the cost of debris removal demolition site clearance and any works that may be required by statute and incidental expenses and a provision (if the Landlord so elects) for escalation of such costs between destruction and reinstatement or during an insurance year and

(b)    the loss of Rent payable under this Lease from time to time (having regard to any review of Rent which may become due under this Lease) for a period of three years or such longer period as the Landlord may from time to time consider to be sufficient for the purpose of rebuilding and reinstating the Premises in the event of its total destruction against damage or destruction by fire lightning explosion aircraft (including articles dropped from aircraft) riot civil commotion malicious persons earthquake storm tempest flood bursting and overflowing of water pipes tanks and other apparatus and impact by road vehicles (to the extent that such insurance may ordinarily be arranged for properties such as the Premises with an insurer of repute) and/or against damage or destruction by such other risks as the Landlord may from time to time in its absolute discretion consider appropriate but subject (in every such case) to such excesses exclusions or limitations as the insurers may require

6.1.2           If and whenever during the Term:

(a)     the Premises or any part of them are damaged or destroyed by any risk against which the Landlord has insured in accordance with this Lease and

(b)    payment of the insurance moneys is not refused in whole or in part by reason of any act or default of the Tenant of anyone at the Premises expressly or by implication with the Tenant’s authority the Landlord shall use all reasonable endeavours to obtain all planning permissions and other permits and consents that may be required (if any) under the Planning Acts or other statutes to enable the Landlord to rebuild or reinstate (“Reinstatement Permissions”)

6.1.3           Subject to the Landlord obtaining all necessary Reinstatement Permissions and subject to the provisions of the next following sub-clause the Landlord shall as soon as the Reinstatement Permissions have been obtained or immediately where no Reinstatement Permissions are required apply all moneys received (otherwise than in respect of loss of the Rent) in rebuilding or reinstating the Premises or part of them so damaged or destroyed

6.1.4           The Landlord shall not be liable to rebuild or reinstate the Premises if and for so long as such rebuilding or reinstating is prevented by any Supervening Events and for the purposes of this clause the expression “Supervening Events” means any one or more of the following namely:

(a)     that the Landlord has failed despite using its reasonable endeavours to obtain the Reinstatement Permission

(b)    that any of the Reinstatement Permissions has been granted subject to a lawful condition with which in all the circumstances it would be unreasonable to expect the Landlord to comply

(c)     that some defect or deficiency in the site upon which the rebuilding or reinstatement is to take place would mean that the same could be undertaken only at a cost that would be unreasonable in all the circumstances

(d)    the rebuilding or reinstatement is prevented by war Act of God or Government action or

6.1.5           If upon the expiry of a period of 3 (three) years commencing upon the date of the damage or destruction the Premises have not been rebuilt or reinstated so as to be fit for occupation and/or the Landlord shall not have obtained all necessary Reinstatement Permissions to enable the Landlord to rebuild or reinstate the Premises either party may by notice served at any time within six months of the expiry of such period invoke the provisions of the next following sub-clause

6.1.6           Upon service of a notice in accordance with the immediately preceding sub-clause

(a)     the Term shall immediately cease but without prejudice to any rights or remedies which may have accrued to either party against the other or which may have accrued to the Landlord against any Guarantor

(b)    all moneys received in respect of the insurance effected by the Landlord pursuant to this clause shall belong to the Landlord

6.1.7           to produce to the Tenant on demand evidence of the terms of the policy and of the fact that the last premium has been paid

6.1.8           to procure that the interest of the Tenant is noted or endorsed on the policy

6.2         Tenant’s Insurance Covenants

The Tenant covenants with the Landlord: -

6.2.1           to pay to the Landlord without deduction a fair proportion determined by the Landlord of the sums which shall from time to time be paid or payable by the Landlord for:

(a)     insuring the Premises

(b)    insuring in such amount and on such terms as the Landlord shall reasonably consider appropriate against all liability of the Landlord to third parties arising out of or in connection with any matter involving or relating to the Premises and so that:

(c)     the first payment or payments under this clause shall be made on the date of this Lease in respect of the period from and including the date of this Lease to and including the day before the next policy renewal date or dates (any necessary apportionment being made according to the number of days in that period relative to the number of days in the period covered by the relevant policy) and

(d)    subsequent payments under this clause shall be made within fourteen (14) days of written demand of the annual policy renewal date and (if so demanded) in advance of the relevant policy renewal dates provided that in calculating the amounts payable by the Landlord by way of premium as referred to above no deduction shall be made in respect of any agency or other commission paid or allowed to the Landlord

6.2.2           to comply with all the requirements and reasonable recommendations of the Landlord’s insurers

6.2.3           not to do or omit anything that could cause any policy of insurance on or in relation to the Premises or any part of it to become void or voidable wholly or in part nor anything by which any increased premium may become payable for any such insurance

6.2.4           to keep the Premises supplied with such fire fighting equipment as the insurers or the fire authority may require or as the Landlord may reasonably require and to maintain such equipment to their satisfaction and in efficient working order and at least once in every twelve (12) months to cause any sprinkler system and other fire fighting equipment to be inspected by a competent person

6.2.5           not to store or bring on to the Premises any article substance or liquid of a combustible inflammable or explosive nature and to comply with the requirements and recommendations of the fire authority and the reasonable requirements of the Landlord as to fire precautions relating to the Premises

6.2.6           not to obstruct the access to any fire fighting equipment or the means of escape from the Premises nor to lock any fire door while the Premises are occupied

6.2.7           to give notice to the Landlord promptly upon the Tenant becoming aware of the happening of any event which might affect any insurance policy on or relating to the Premises or upon the happening of any event against which the Landlord may have insured under this Lease.

6.2.8           if and whenever during the Term the Premises or any part of them are damaged or destroyed by any risk against which the Landlord has insured in accordance with this clause and payment of the insurance moneys is refused in whole or in part by reason of any act or default of the Tenant acting in breach of the terms of this Lease then immediately in every such case (at the option of the Landlord) either:

(a)     to rebuild and reinstate at its own expense the Premises or the part destroyed or damaged to the reasonable satisfaction and under the supervision of the Landlord’s Surveyor the Tenant being allowed towards the expenses of so doing upon such rebuilding and reinstatement being completed the amount (if any) actually received in respect of such destruction or damage under the Landlord’s policy of insurance or

(b)    to pay to the Landlord on demand the amount of the insurance moneys in respect of which payment is refused

6.3         Suspension of Rent

6.3.1           If and whenever during the Term the Premises or any part of them are damaged or destroyed by any risk against which the Landlord is obliged to insure under the provisions of this Lease so that the Premises are unfit for occupation and use and payment of the insurance moneys is not refused in whole or in part by reason of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant’s authority:-

(a)     then the Rent or a fair proportion of the Rent according to the nature and the extent of the damage sustained shall cease to be payable until the expiry of a period calculated from the occurrence of the destruction or damage equal to the period for which the Landlord has insured against loss of the Rent or (if sooner)

until the Premises or the affected part shall have been rebuilt or reinstated so that the Premises or the affected part are again made fit for occupation or use (any dispute as to such proportion or the period during which the Rent shall cease to be payable to be determined in accordance with the Arbitration Act 1996 by an arbitrator to be appointed either by agreement between the parties or in default of agreement by the President for the time being of the Royal Institution of Chartered Surveyors upon the application of either party)

(b)    the date (if any) upon which the Premises are re-let

7.      PROVISOS

7.1         Re-entry

7.1.1           If and whenever during the Term: -

(a)     the Rents are outstanding for twenty one (21)  days after becoming due (in the case of the Rent whether formally demanded or not) or

(b)    there is a breach by the Tenant of any of the respective obligations on their parts in this Lease or

(c)     there occurs in relation to the Tenant (or where they comprise more than one person in relation to any of such persons) a Terminating Event or

(d)    the Tenant ceases to carry on its business

then and in any such case the Landlord may re-enter the Premises (or any part of them in the name of the whole) at any time (even if any previous right of re-entry has been waived) and upon such re-entry the Term shall absolutely cease but without prejudice to any rights or remedies which may have accrued to either party against the other (including where applicable and without limitation any right which the Landlord may have against the Tenant in respect of the breach giving rise to the re-entry)

7.2         Terminating Events

(a)     In relation to an individual (whether or not a member of a Company)

(i)           the making of an application for the appointment of an interim receiver in respect of the individual’s property under section 286 of the 1986 Act

(ii)          the making of a bankruptcy order in respect of the individual

(iii)         the making of an application for an interim order under section 253 of the 1986 Act in respect of the individual

(iv)         the appointment of any person by the Court to prepare a report under section 273 of the 1986 Act in respect of the individual

(v)          a receiver being appointed under the Mental Health Act 1983 or the individual otherwise becoming incapable of managing his affairs

(vi)         the individual dying

(b)    in relation to a Company:

(i)           the making of an administration order in respect of the Company or the presentation of a petition or an application for such an order

(ii)          the appointing of an administrator other than by a court or any other formal step being taken with a view to appointing an administrator in respect of the Company

(iii)         any person becoming entitled to exercise in relation to the Company the powers conferred on an administrative receiver

(iv)         an order being made or a resolution passed to wind up the Company

(v)          a provisional liquidator being appointed in respect of the Company

(vi)         the making of a proposal for a voluntary arrangement in respect of the Company

(c)     in relation to any person (whether an individual or a Company):

(i)           the appointment of a receiver in respect of any of the person’s assets

(ii)          the person being deemed for the purposes of any law or otherwise to be unable to pay its debts when they become due or to be insolvent including (but without limitation) in any of the circumstances specified in the 1986 Act or pursuant to any analogous insolvency procedure in any jurisdiction

7.3         Exclusion of use warranty

Nothing in this Lease or in any consent granted by the Landlord under this Lease shall imply or warrant that the Premises may lawfully be used under the Planning Acts for the Permitted User or for any other purposes

7.4         Licences etc under hand

Whilst the Landlord is a limited company or other corporation all licences consents approvals and notices required to be given by the Landlord shall be sufficiently given if given under the hand of a director the secretary or other duly authorised officer of the Landlord or of the Landlord’s Surveyor on behalf of the Landlord

7.5         Tenant’s Property

If after the Tenant has vacated the Premises on the expiry of the Term any property of the Tenant remains in or on the Premises and the Tenant fails to remove it within seven days after being requested in writing by the Landlord to do so or if after using its best endeavours the Landlord is unable to make such a request to the Tenant within fourteen days from the first attempt so made by the Landlord:

7.5.1           the Landlord may as the agent of the Tenant sell such property and account to any third party from such proceeds of sale for any costs expenses and VAT incurred directly or indirectly in connection with such sale and the Tenant shall indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the mistaken belief held in good faith (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant

7.5.2           if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain such proceeds of sale (or such net proceeds of sale as the case may be) absolutely unless the Tenant shall claim them within six months of the date upon which the Tenant vacated the Premises and

7.5.3           the Tenant shall indemnify the Landlord against any damage occasioned to the Premises and any actions claims proceedings costs expenses and demands made against the Landlord caused by or related to the presence of the property in or on the Premises

7.6         Compensation on vacating

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises shall be excluded to the extent that the law allows

7.7         Service of notices

Any notice or document required or authorised by this Lease shall be deemed to have been delivered at the times set out in clause 7.7.1 and shall be validly served if it is in writing and includes the address and any other details provided in accordance with clause 7.7.2

7.7.1           Delivery shall be deemed to have occurred notwithstanding it being returned undelivered or proof of actual delivery time if the notice or document is despatched or posted as follows: -

(a)     if by personal delivery then at the time of delivery unless delivered after 4.00 pm when it shall be deemed to have been received at 9.00 am on the following working day or

(b)    if by pre-paid first class post or recorded delivery then at 9.00 am on the following working day after such posting unless posted after 5pm in which case it shall be deemed to have been received on the second working day after posting or

(c)     if by facsimile transmission then one hour after the time of despatch as stated in the transmission report unless despatched after 4.00 pm when it shall be deemed to have been received at 9.00 am on the following working day or

(d)    if by document exchange then at 9.00 am on the following working day after such posting

7.7.2           A notice or document must be addressed and despatched or posted to the address of the party as set out in the Particulars or such other address in England and Wales as may be notified in writing by a party to the other

7.7.3           The parties undertake to maintain at all times an address for service in England and Wales and to notify the other in advance of any change to such address

7.7.4           This clause does not apply to notices served relating to any court proceedings

7.7.5           A notice given under this Lease shall not be validly served if sent by e-mail

8.      LANDLORD AND TENANT ACT 1954

8.1         The parties declare that this Lease is entered into pursuant to an agreement for lease

8.2         The parties agree that the provisions of sections 24 to 28 of the 1954 Act shall be excluded in relation to the tenancy created by this Lease

8.3         The Landlord has served notice on the Tenant as required by section 38A (3)(a) of the 1954 Act

8.4         The Tenant have each made a declaration that satisfies the requirements of Schedule 2 to the 2003 RRO

8.5         The Tenant declare that where their declarations were made by an authorised person such person was duly authorised by the Tenant to do so on their behalf

9.      LANDLORD AND TENANT (COVENANTS) ACT 1995

This Lease is a new tenancy for the purposes of the 1995 Act

10.    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

This Lease does not create confer or purport to confer any benefit or right enforceable by any person not a party to it except that a person who is a permitted successor to or assignee of the rights of a party to this Lease is deemed to be a party to this Lease

11.    TENANT’S BREAK OPTION

11.1       In this clause “Break Date” means 10th February 2009.

11.2       Subject to the pre-conditions in clause 11.3 being satisfied on the Break Date, and subject to clause 11.4 Tenant may determine this Lease on the Break Date by giving the Landlord not less than six (6) month’s written notice. The Term will then determine on the Break Date, but without prejudice to any rights of any party against any other for any antecedent breach of its obligations under this Lease.

11.3       The pre-conditions are that:

11.3.1         vacant possession of the whole of the Premises is given to the Landlord; and

11.3.2         all Rent and other sums due under this Lease up to the Break Date have been paid in full.

11.4       The Landlord may waive any of the pre-conditions set out in clause 11.3 at any time before the Break Date by written notice to the Tenant.

EXECUTED as a deed on the date specified on page 1

RIGHTS SCHEDULE

Subject always to compliance with Regulations the Tenant and those deriving title through or otherwise authorised by the Tenant shall have the following rights during the Term: -

1.       At all times the right of access to and egress from the Premises on foot through the Common Parts of the Building and the Estate Common Parts and the right otherwise to use all the said the Common Parts for the purposes for which they are intended

2.       At all times the right of access to and egress from the Premises with motor vehicles over and along the roads and other areas intended for motor vehicles within the Common Parts

3.       The right to connect into and use (subject to the regulations of any appropriate authority) the Conducting Media now or during the Term serving the Premises

4.       The right to park one private motor vehicle in each of the (10) ten car parking spaces on the Landlord’s Estate designated by the Landlord from time to time

5.       The right to connect into and use such facilities as may from time to time be available for connection to individual units

6.       The right for the Tenant and all persons authorised by the Tenant (including contractors and workmen) to enter other parts of the Landlord’s Estate but so far only as such entry may be:

6.1         necessary to enable the Tenant to perform its obligations under this Lease or any document supplemental to this Lease or

6.2         reasonably incidental to the use and enjoyment of the Premises in accordance with the terms of this Lease and subject to the Tenant causing as little disturbance or inconvenience as possible and making good to the reasonable satisfaction of the Landlord any damage done to any other parts of Landlord’s Estate in exercise of such right

EXCEPTIONS SCHEDULE

1.       The free passage and running of water soil gas and any other services or supply through all Conducting Media now or within the Term to be constructed to serve any retained property or adjoining property and passing over or under the Premises or any part of them together with the right to enter upon the Premises or any part of them for the purpose of constructing inspecting repairing or renewing such Conducting Media making good any consequential damage

2.       The right to install and maintain in on under or over the Premises or any part of them at any time during the Term any Conducting Media for the provision of services or supplies to any adjoining property

3.       The right at all reasonable times and (save in cases of emergency) upon reasonable prior notice to enter and remain on the Premises or any part of them:-

3.1         To ascertain whether the obligations in this Lease have been and are being complied with

3.2         To view and record the state of repair and condition of the Premises and/or take schedules and/or inventories of fixtures and other items to be yielded up on the expiration of the Term.

3.3         To give to the Tenant (or leave upon the Premises) a notice specifying any defects wants of repair cleaning maintenance or painting or other failures to comply with the terms of this Lease.

3.4         To inspect and measure the Premises for all purposes connected with any pending or intended step under the 1954 Act and

3.5         To carry out any works of repair construction development improvement alteration or otherwise to or in any adjoining property and for the purpose of such works to erect scaffolding notwithstanding interference with the access of light or air to the Premises or temporary interference with any other right or easement (but so that as far as practicable pedestrian access to the Premises and supplies of water gas and electricity and drainage to the Premises where applicable will be maintained at all times during normal business hours)

4.       The right to enter the Premises or any part of them at all times without interruption or interference to exercise any of the rights granted to the Landlord elsewhere in this Lease but in each case on the terms specified in clause 4.7.

TITLE MATTERS SCHEDULE

1.       The registers at the Land Registry of title number SY584153

2.       The following deeds and documents: -

Date	Document	Parties

28.03.1988	Transfer	(1) Runnymede Borough Council and (2) Rosehaugh Landlord’s Estates Public Limited Company

12.06.1989	Lease	(1) Runnymede Borough Council and (2) The Southern Electricity Board

SERVICE CHARGE SCHEDULE

1.       THE SERVICES

In this schedule “the Services” are those services appropriate to the management and maintenance of the Landlord’s Estate including for the avoidance of doubt the Building including (but not limited to):

Part I:- The Landlord’s Estate Services

1.1         inspecting testing servicing repairing and maintaining the Retained Property including renewing or replacing any parts when such renewal or replacing is necessary:

1.2         cleaning the Retained Property and refuse disposal

1.3         decorating the Retained Property and providing and maintaining decorative features such as landscaped areas flowers shrubs trees and grassed areas within the Landlord’s Estate

1.4         operating all Facilities

1.5         providing further or improved Facilities for the greater amenity of those using or for the more efficient management of the Landlord’s Estate

1.6         carrying out such works and taking such other action as may be appropriate in order to comply with the lawful requirements or recommendations of any insurer or any authority

1.7         taking such action as may be appropriate to maintain the security of the Landlord’s Estate

1.8         pedestrian and vehicular traffic control car parking security and the preparation and enforcement of Regulations

1.9         insurance of plant and equipment and of the Retained Property and such other insurance relating to the management of the Landlord’s Estate as the Landlord may consider prudent

1.10       enforcing or attempting to enforce the compliance with any obligations on the part of any lessee of part of the Landlord’s Estate

1.11       any other services and works as the Landlord may deem desirable for the benefit of the Landlord’s Estate or any part of it or its lessees tenants or occupiers or for securing or enhancing any amenity of or within the Landlord’s Estate

Part II:- The Building Services

1.12       keeping the Structural Parts in good and substantial repair condition and decoration

1.13       redecorating the external parts of the Building

1.14       the inspection testing repair servicing cleaning and maintenance of the Common Parts of the Building (including replacement of parts where reasonably appropriate)

1.15       cleaning the Common Parts of the Building and refuse disposal

1.16       decorating and furnishing the Common Parts of the Building and providing and maintaining decorative features such as landscaped areas flowers shrubs trees and grassed areas

1.17       operating all Facilities serving the Building

1.18       providing further or improved Facilities where reasonably required for the greater amenity of those using or for the more efficient management of the Building

1.19       taking such action as may be reasonably appropriate to maintain the security of the Building

1.20       any other reasonable services and works necessary in the interest of high standards of good estate management for the benefit of the Building or any part of it or the lessees tenants or occupiers of it or for securing or enhancing any amenity of or within the Building

2.      SERVICE COSTS

In this schedule “Service Costs” means the aggregate of:

2.1         all rates taxes charges assessments and outgoings payable in respect of all or any part of the Retained Property and the Common Parts of the Building or in respect of the Landlord’s Estate as a whole (as distinct from any one or more Units)

2.2         the cost of water electricity gas oil or other fuel supplies for the provision of the Services or otherwise consumed in the Demised Premised the Retained Property and the Common Parts of the Building

2.3         the cost of providing maintaining and renewing such equipment materials and supplies as are from time to time required in order to provide the Services

2.4         the cost of all maintenance and other contracts entered into in relation to the provision of the Services

2.5         all contributions to Conducting Media roads party wall or structures or other things common to or used in common by the Landlord’s Estate and other property

2.6         the cost to the Landlord of complying with or contesting the requirements or proposals of any authority insofar as they relate to the Landlord’s Estate (as distinct from any particular Unit

2.7         the reasonable fees of managing agents (if any) retained by the Landlord in relation to the management of the Building the provision of the Services and the collection of all rents and other sums due from tenants and occupiers of the Building (or where any such task is carried out by the Landlord a reasonable charge for the same)

2.8         the cost of obtaining from time to time professional valuations of the Retained Property and the Common Parts of the Building for insurance purposes

2.9         the reasonable cost of preparing and auditing Service Charge accounts (whether carried out by the Landlord or by the Landlord’s Surveyor or accountants)

2.10       VAT where chargeable on any of the Service Costs to the extent that it cannot be recovered as an input by the Landlord

2.11       all other costs charges expenses and outgoings incurred in or incidental to the provision of the Services

2.12       In this paragraph:

“Account Date”	means 31st December in each year or such other date in each year as the Landlord may reasonably stipulate

“Account Period”	means the period from and excluding one Account Date up to and including the next Account Date

“Account Statement”	means a statement certified by a duly qualified surveyor or accountant (and in the absence of manifest error to be accepted by the Tenant as conclusive showing: the Total Charge for the relevant Account Period the Specified Proportion the Service Charge Proportion details of all Service Charge Payments received in respect of the relevant Account Period and any balance of Service Charge Proportion due from the Tenant or refund due to the Tenant

“Building Service Charge Cap”

means initially the sum of £15,120 per annum or else the revised building service charge cap ascertained in accordance with the provisions for review set out in the Building Service Charge Review Schedule

“Building Services”	means those services set out in Part II of paragraph 1 of this Schedule

“Estate Services”	means those services set out in Part I of paragraph 1 of this Schedule

“Service Charge Payment”	means payment on account of the Service Charge Proportion

“Service Charge Proportion”

means the Specified Proportion of the Total Charge save that in relation to the Building Services (only) being an amount not exceeding the Building Service Charge Cap in any Account Period provided that and for the avoidance of doubt the Tenant shall be liable to pay in addition to the Building Service Charge Cap all sums attributable to the costs incurred by the Landlord providing a supply of electricity and gas and other utilities to the Demised Premises and which are recovered through the Service Charge Provisions

“Total Charge”

means the total of all Service Costs during an Account Period net of any receipts from insurers the Tenant or other occupiers of the Landlord’s Estate or third parties (otherwise than by way of a service charge) which are properly applicable towards payment of such Service Costs

2.13       The Tenant covenants to pay to the Landlord by way of additional rent by equal quarterly instalments in advance on each quarter day during the Term and proportionally for less than a year an annual Service Charge Payment in such sum as the Landlord may from time to time reasonably demand having regard to actual and anticipated Service Costs

2.14       As soon as practicable after an Account Date the Landlord shall submit to the Tenant an Account Statement for the Account Period ending on that Account Date giving details of the Service Charge Proportion and the aggregate Service Charge Payments for that Accounting Period and

2.15       if the Account Statement shows that a balance of Service Charge is due from the Tenant the Tenant shall pay such balance to the Landlord within fourteen days of receipt of the Account Statement

2.16       if the Account Statement shows that a refund is due to the Tenant such refund shall during the Term be set off against future Service Charge Payments and following the determination of the Term be set off against any other monies due from the Tenant to the Landlord and the balance (if any) paid to the Tenant

2.17       Where the Possession Date and the date of determination of the Term do not coincide with the beginning or end respectively of an Account Period the Service Charge Proportion for the initial and final partial Account Periods shall be that proportion of the Service Charge which relates to the period on and from the Possession Date or ending on the date of determination of the Term as the case may be apportioned on a daily basis according to the number of days in the whole of the relevant Account Periods

2.18       The provisions of this Clause will survive the determination of the Term

2.19       The Specified Proportion shall not to be increased or altered by reason only that at any relevant time any part of the Landlord’s Estate is vacant or is occupied by the Landlord or because any other tenant or occupier of the Landlord’s Estate defaults in the payment of its specified proportion of the Landlord’s Costs.

REGULATIONS SCHEDULE

1.       Loading unloading delivery and despatch of goods is to be carried out only in the areas and by means of the entrances designated for such purposes and at the reasonable times stipulated by the Landlord

2.       No unnecessary obstruction must be caused in any part of the Common Parts by the Tenant or any of its employees agents or invitees

3.       Refuse is to be kept in containers specifically approved by the Landlord subject always to the Tenant complying with its obligations under Clause 4.5

4.       No sound amplification equipment shall be used in a manner which is audible outside the Premises

5.       Due precautions shall be taken to avoid water freezing in Conducting Media within the Premises

6.       Vehicular traffic may only use service areas for loading and unloading at reasonable times stipulated by the Landlord and no parking in or obstruction of service areas is permitted

7.       The Premises are to be reasonably secured against intrusion when not in use

AUTHORISED GUARANTEE AGREEMENT SCHEDULE

1.       The Tenant covenants with the Landlord that:

1.1         the [intended assignee] will pay the Rents and comply with the obligations on its part in this Lease and the Tenant will indemnify the Landlord on demand against all losses damages costs and expenses arising out of any default by the [intended assignee]

1.2         if for any reason the Term shall be prematurely determined or a liquidator or a trustee in bankruptcy of the [intended assignee] disclaims this Lease or if this Lease shall otherwise be disclaimed in circumstances releasing the Landlord’s Estate of the [intended assignee] from liability or if this Lease is determined by forfeiture or re-entry and if within six months of any such event the Landlord shall by notice in writing so require the Tenant will enter into a new lease of the Premises at the cost of the Tenant on the same terms for the residue of the Term which would have remained had there be no such determination disclaimer forfeiture or re-entry

1.3         if the Landlord does not require the Tenant to take a new lease pursuant to paragraph 1.2 the Tenant will pay to the Landlord on demand a sum equal to the Rents and other monies that would have been payable under this Lease but for such determination disclaimer forfeiture or re-entry until the expiration of [six months] from such date or until the Premises shall have been re-let whichever shall first occur

2.       The liability of the Tenant under this Lease shall not be affected by any neglect or forbearance of the Landlord in enforcing payment of the Rents or compliance with such obligations or any refusal by the Landlord to accept rent at a time when the Landlord was entitled (or would after service of a notice under s146 of the 1925 LPA have been entitled) to re-enter the Premises or any variation of the terms of this Lease or any change in the constitution structure or powers of the Tenant the [intended assignee] or the Landlord or any act which is beyond the powers of the [intended assignee] or the surrender of part of the Premises

3.       As between the Landlord and the Tenant the Tenant shall be deemed to be a principal debtor

4.       The Tenant shall not be entitled to participate in any security held by the Landlord in respect of the [intended assignee]’s obligations or stand in the Landlord’s place in respect of such security

5.       Where the Tenant is more than one person the release of one or more of them shall not release the others

THE BUILDING SERVICE CHARGE CAP SCHEDULE

1.             DEFINITIONS

In this part of this Schedule:

“Base Figure” means 193.6

“Current Figure” means the Index figure for the month preceding the relevant Service Charge Review Date;

“Index” means the “all items” figure of the Index of Retail Prices published by the Office for National Statistics or any successor Ministry, Department or Government Agency;

“Service Charge Review Date” means 01.01.2007 and every anniversary thereof and the penultimate day of the Term granted by this Deed and the “relevant Review Date” shall be construed accordingly;

2.             REVIEW

1.1           The Building Service Charge Cap payable under this Lease with effect from each Service Charge Review Date shall be the greater of:-

1.1.1        the Building Service Charge Cap reserved by this Lease immediately before the relevant Service Charge Review Date; and

1.1.2        the revised Building Service Charge Cap calculated in accordance with the following formula:

R = A x C/B

Where:	R is the revised Building Service Charge Cap

A is the Building Service Charge Cap

C is the Current Figure, and

B is the Base Figure.

3.     NOTICE OF REVISED RENT

The Landlord shall give written notice to the Tenant of the Building Service Charge Cap payable with effect from the relevant Service Charge Review Date.

4    CHANGES TO THE INDEX

4.1           If the reference base used to compile the Index shall change after the date of this Lease the figure taken to be shown in the Index after the change shall be the figure which would have been shown in the Index had the reference base current at the date of this Lease been retained

4.2           If:

4.2.1        publication of the Index ceases; or

4.2.2        it becomes impossible by reason of the circumstances referred to in paragraph 4.1 or any other change after the date of this Lease in the methods used to compile the Index or for any other reason whatever to calculate the Building Service Charge Cap payable from any Service Charge Review Date by reference to the Index; or

4.2.3        any dispute should arise as to the amount of the Building Service Charge Cap from any Service Charge Review Date then the matter shall be determined by an expert to be appointed either by agreement between the parties or, in the absence of agreement, on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors (or any person authorised by him to make appointments on his behalf).

4.3           The expert appointed in accordance with paragraph 4.2 shall have full power to determine, on such dates as he considers appropriate, what would have been the increase in the Index had it continued on the basis assumed for the operation of this Schedule and in view of the information assumed to be available for it. If that determination is also impossible or impracticable then the expert must determine a reasonable rent for the Premises on such date as he considers appropriate, having regard to the purposes and intent of the provisions in this Lease for the review of the Building Service Charge Cap.

Signed as a deed by ROWLANDSON PROPERTIES LIMITED	Signature	/s/ Roger Hambidge
acting by a director and its secretary or two directors
Director

	Signature	/s/ Jorge Frutuoso

Secretary/Director

Signed as a deed by SPESCOM SOFTWARE LIMITED acting by	Signature	/s/ Ben Martin
a director and its secretary or two directors
Director
	Signature	/s/ Barry Fitzmaurice

Secretary/Director